WSFS Bank Center	1
500 Delaware Avenue,
Wilmington, Delaware 19801

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
phone: (302) 571-6833; email: dcanuso@wsfsbank.com
October 22, 2020	Media Contact: Rebecca Acevedo
phone: (215) 253-5566; email: racevedo@wsfsbank.com

WSFS REPORTS 3Q 2020 EPS OF $1.01 AND ROA OF 1.49%;
SOLID OPERATING PERFORMANCE REFLECTS DIVERSIFIED BUSINESS MODEL;
STRONG CAPITAL AND ACL LEVELS; SHARE REPURCHASES TO RESUME IN 4Q 2020

FOR ADDITIONAL FINANCIAL INFORMATION AND OUTLOOK, PLEASE REFER TO THE 3Q 2020 EARNINGS RELEASE SUPPLEMENT AVAILABLE IN THE INVESTOR RELATIONS SECTION OF WSFS' WEBSITE (www.wsfsbank.com).
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the third quarter of 2020.
Selected financial results and metrics are as follows:

(Dollars in millions, except per share data)	3Q 2020	2Q 2020	3Q 2019
Net interest income	$113.0	$113.8	$120.8
Fee income	49.2	64.4	62.3
Total net revenue	162.2	178.1	183.2
Provision for credit losses	2.7	94.8	4.1
Noninterest expense	93.5	93.4	109.6
Net income (loss) attributable to WSFS	51.1	(7.1)	53.9
Pre-provision net revenue (PPNR)(1)	68.7	84.7	73.6
Earnings (loss) per share (diluted)	1.01	(0.14)	1.02
Return on average assets (ROA)	1.49%	(0.22)%	1.72%
Return on average equity (ROE)	11.1	(1.6)	11.6
Efficiency ratio	57.6	52.4	59.7
GAAP results for 3Q 2020 included the following items, with a significant decline in realized gain on sale related to our Visa Class B shares compared to 2Q 2020 when we recorded a $22.1 million net realized gain on the sale of 360,000 shares.

	3Q 2020		2Q 2020		3Q 2019
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Securities gains	$3.3	$0.05	$1.9	$0.03	$—	$—
Unrealized gain on equity investments, net	0.1	—	—	—	21.3	0.31
Realized gain on sale of equity investment, net	—	—	22.1	0.35	—	—
Corporate development and restructuring expense	0.4	0.01	2.8	0.04	18.9	0.27
Realized loss on termination of FHLB advances	2.3	0.03	—	—	—	—

(1) As used in this press release, PPNR is a non-GAAP financial measure calculated as net revenue before provision for credit losses and net of noninterest expense. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	2
500 Delaware Avenue,
Wilmington, Delaware 19801
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said, “Our solid 3Q results including core ROA(2) of 1.48% and core pre-provision net revenue (PPNR)(2) of $68.0 million, or 1.98% of average assets, reflected the strength of our diversified business model while the economy gradually recovers. The quarter was also highlighted by a significant reduction in short-term loan modifications, modest credit costs, a robust ACL coverage ratio of 2.74% excluding PPP loans and a strong Bank Common Equity Tier 1 Ratio of 13.24% at September 30th. Further, our Board approved the resumption of share repurchases in the fourth quarter based on our healthy balance sheet and capital positions, strong PPNR, and stabilizing expectations on the economic and credit environment.
“The health, well-being, and safety of our Associates, Customers, and our communities remains our top priority. During the quarter, we were pleased to reopen all previously closed banking locations with appropriate precautions and I would like to extend a special thanks to all of our Associates who continue to serve our Customers during this challenging period of time In addition, we continue to make significant investments throughout the franchise which positions us to accelerate our significant organic growth opportunity.
“Our Associates remain steadfastly committed to deliver on our Strategy of ‘Engaged Associates, living our culture, making a better life for all we serve.’ During the quarter, we were honored to receive several recognitions demonstrating the success of our Strategy across our footprint, including: Top Workplace in Delaware for the 15th year in a row, and the second consecutive year in the #1 spot; Top Workplace in Philadelphia and southeastern PA for the sixth year in a row, and; we were also named to the ‘Soaring 76’ for the fourth year in a row by the Philadelphia Business Journal, recognizing us as one of the fastest growing companies in the greater Philadelphia region.”

(2) As used in this press release, core ROA and core PPNR are non-GAAP financial measures. Core PPNR is calculated as core net revenue before provision for credit losses and net of core noninterest expense, and core ROA is calculated as GAAP ROA less certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	3
500 Delaware Avenue,
Wilmington, Delaware 19801
Notable Items in the Quarter (all excluded from core results):
•WSFS realized $3.3 million (pre-tax), or approximately $0.05 per share (after-tax), in net gains on sales of securities compared to no amounts realized in 3Q 2019.
•WSFS recorded net unrealized gains on our equity investments of $0.1 million (pre-tax) related to our investment in Visa Class B shares, compared with $22.1 million, or approximately $0.35 per share, in realized gains from the sale of 360,000 Visa Class B shares in 2Q 2020. Since our adoption of ASU 2016-01 in 1Q 2018, cumulative realized and unrealized gains on Visa Class B shares total $78.1 million on a total portfolio investment of $17.7 million.
•WSFS recorded $0.4 million (pre-tax), or approximately $0.01 per share (after-tax), of corporate development expenses related to our acquisition of Beneficial Bancorp, Inc. (Beneficial), compared with $18.9 million (pre-tax), or approximately $0.27 per share (after-tax), of corporate development and restructuring expenses in 3Q 2019. The merger-to-date amounts are less than our original expectations.
•WSFS recorded $2.3 million (pre-tax), or approximately $0.03 per share (after-tax), of loss associated with prepayment fees from the termination of fixed rate FHLB term advances as part of routine balance sheet and liquidity management. The termination of these fixed rate term advances is expected to be accretive to net interest income in future periods.

WSFS Bank Center	4
500 Delaware Avenue,
Wilmington, Delaware 19801
Highlights for 3Q 2020:
•Core ROA was 1.48% in 3Q 2020 compared to 1.66% for 3Q 2019.
•Core EPS(3) was $1.00 in 3Q 2020 compared to $0.98 for 3Q 2019.
•Core PPNR was $68.0 million, or 1.98% of average assets, an increase of $4.4 million, or 7%, from 2Q 2020 and a decrease of $3.2 million, or 4%, from 3Q 2019. Excluding the impact of PPP, core PPNR was $62.0 million in 3Q 2020, or 1.94%, compared to $60.5 million, or 1.98%, in 2Q 2020 and $71.2 million, or 2.27% in 3Q 2019.
•Core fee income (noninterest income)(3) was $45.7 million, an increase of $5.3 million, or 13%, compared to 2Q 2020, and an increase of $4.7 million, or 12%, compared to 3Q 2019. The increase compared to 2Q 2020 reflected growth across most of our fee business reflecting the diversity of our business model despite the adverse impact of the Durbin Amendment on debit fees.
•Loans, excluding the allowance for credit losses, PPP, and non-relationship run-off portfolios increased $95.6 million, or 1% (not annualized) compared to the prior quarter and $254.0 million, or 4%, from 3Q 2019.
•Customer core deposits increased $369.0 million, or 4% (not annualized) compared to the prior quarter and $2.0 billion, or 25%, from 3Q 2019 primarily due to continued elevated customer liquidity related to the current economic environment.
•Loans receiving short-term deferred payment modifications declined to less than 3% of the total loan portfolio, excluding PPP loans, and our allowance for credit losses coverage ratio was 2.74%, excluding PPP loans, as of September 30, 2020.
•WSFS maintained significant capital levels with a Bank Common Equity Tier 1 Ratio of 13.24%.
•The Board approved a quarterly cash dividend of $0.12 per share of common stock consistent with the prior quarter. Additionally, the Board approved the resumption of share repurchases under the Board authorization approved in 1Q 2020 that allows for the purchase of 15% of outstanding shares.
(3) As used in this press release, core EPS and core fee income (noninterest income) are non-GAAP financial measures. These non-GAAP financial measures exclude securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, and the contribution to the WSFS Community Fund. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	5
500 Delaware Avenue,
Wilmington, Delaware 19801
Third Quarter 2020 Discussion of Financial Results
Balance Sheet
The following tables summarize loan and customer funding balances and composition at September 30, 2020 compared to June 30, 2020 and September 30, 2019:

Loans
(Dollars in thousands)	September 30, 2020		June 30, 2020		September 30, 2019
Commercial & industrial	$3,299,704	36%	$3,354,007	36%	$3,389,121	40%
Commercial real estate (CRE)	2,167,508	23	2,165,547	24	2,262,647	27
PPP	954,179	10	945,136	10	—	—
Construction	666,317	7	638,504	7	512,163	6
Commercial small business leases	227,539	3	213,133	2	171,000	2
Total commercial loans	7,315,247	79	7,316,327	79	6,334,931	75
Residential mortgage	1,003,373	11	1,012,235	11	1,117,028	13
Consumer	1,168,891	13	1,133,371	13	1,143,852	13
Allowance for credit losses	(232,726)	(3)	(232,192)	(3)	(47,671)	(1)
Net loans	$9,254,785	100%	$9,229,741	100%	$8,548,140	100%

Customer Funding
(Dollars in thousands)	September 30, 2020		June 30, 2020		September 30, 2019
Noninterest demand	$3,196,967	29%	$3,188,046	30%	$2,268,615	25%
Interest-bearing demand	2,521,030	23	2,302,484	21	2,177,189	23
Savings	1,717,952	15	1,731,875	16	1,562,591	17
Money market	2,488,794	22	2,333,326	22	1,952,306	21
Total core deposits	9,924,743	89	9,555,731	89	7,960,701	86
Customer time deposits	1,223,843	11	1,228,440	11	1,330,227	14
Total customer deposits	$11,148,586	100%	$10,784,171	100%	$9,290,928	100%
At September 30, 2020, WSFS’ net loan portfolio increased $25.0 million when compared with June 30, 2020 and $706.6 million when compared with September 30, 2019, primarily due to $954.2 million of PPP loans as of September 30, 2020. The year-over-year PPP loan increase was partially offset by a $316.4 million decline in non-relationship run-off portfolios and a $185.1 million increase in the allowance for credit losses year-over-year. Excluding PPP loans, run-off portfolios, and the allowance for credit losses, loans increased $95.6 million, or 1% (not annualized) during the quarter and increased $254.0 million, or 4%, year-over-year, including growth across construction, commercial small business leases, and home equity installment loans originated through our partnership with Spring EQ.

WSFS Bank Center	6
500 Delaware Avenue,
Wilmington, Delaware 19801
Total customer funding was $11.1 billion at September 30, 2020, a $364.4 million increase from June 30, 2020 and a $1.9 billion increase from September 30, 2019, reflecting elevated deposits from customers who received PPP loans, the impact of government stimulus checks, and lower customer spending during the COVID-19 pandemic. Core deposits were $9.9 billion at September 30, 2020, an increase of $369.0 million over the prior quarter due primarily to $220.4 million of seasonally higher public funding deposits and were a strong 89% of total customer deposits. No- and low-cost checking deposit accounts represented a robust 51% of total customer deposits at September 30, 2020. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of loans to customer deposits was 83% at September 30, 2020 reflecting significant liquidity capacity.
Net Interest Income

	Three Months Ending
(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019
Net interest income before purchase accretion and PPP	$95,618	$96,400	$106,852
Purchase accounting accretion	11,057	12,520	13,981
Net interest income before PPP	106,675	108,920	120,833
PPP	6,373	4,836	—
Net interest income	$113,048	$113,756	$120,833

Net interest margin before purchase accretion and PPP	3.35%	3.58%	3.87%
Purchase accounting accretion	0.39	0.43	0.51
Net interest margin before PPP	3.74	4.01	4.38
PPP (excluding income and interest-earning assets)	(0.08)	(0.08)	—
Net interest margin	3.66%	3.93%	4.38%
Net interest income decreased $7.8 million, or 6%, compared to 3Q 2019, primarily due to the lower rate environment and a $2.9 million decrease in purchase accounting accretion, partially offset by $6.4 million of PPP income which included $4.1 million of fee accretion. Net interest margin decreased 72 bps from 3Q 2019 due to a 44 bps net decline from the lower rate environment and balance sheet mix, 12 bps from lower purchase accounting accretion, 8 bps from the significant short-term liquidity increase in customer deposits and 8 bps from PPP.
Net interest income decreased $0.7 million, or 1% (not annualized), from 2Q 2020 primarily due to a $1.5 million decrease in purchase accounting accretion and the lower rate environment, partially offset by increased PPP income and favorable deposit betas. Net interest margin decreased 27 bps primarily due to the lower rate environment, lower purchase accounting accretion, and asset mix change resulting from the significant short-term liquidity increase in customer deposits.

WSFS Bank Center	7
500 Delaware Avenue,
Wilmington, Delaware 19801
Credit Quality
Credit quality metrics at September 30, 2020 reflected the impact of the COVID-19 pandemic and stabilized from 2Q 2020. Total problem assets increased to $769.7 million from $568.5 million as of June 30, 2020 as a result of our continued portfolio review process that began in 2Q 2020 and included risk rating migration of $108.1 million in the CRE and other real estate leasing sectors with the remaining increase spread across multiple sectors. Total problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).
Delinquencies increased to $76.8 million at September 30, 2020 with approximately $20.0 million identified as administrative in nature and primarily related to exiting deferral status. Excluding these elevated administrative delinquencies that are expected to return to current status during the fourth quarter, delinquency levels were consistent relative to our most recent four quarter average. Nonperforming assets decreased slightly to $44.5 million as of September 30, 2020, and net charge-offs for 3Q 2020 were a low $2.2 million, or 0.09% (annualized), of average gross loans.
Customer loans receiving deferred payment modifications as of September 30, 2020 decreased to $278.7 million or less than 3% of the loan portfolio excluding PPP with further improvement after September 30, 2020 as described in the supplement to this earnings release.
Total credit costs declined to $4.1 million in the quarter compared to $99.3 million in 2Q 2020 and the ACL was nearly flat at $232.7 million as economic forecasts were largely consistent with the prior quarter and modest increases in the allowance for credit losses due to loan growth, offset by net charge-offs.

WSFS Bank Center	8
500 Delaware Avenue,
Wilmington, Delaware 19801
The following table summarizes credit quality metrics as of and for the period ended September 30, 2020 compared to June 30, 2020 and September 30, 2019.

(Dollars in millions)	September 30, 2020	June 30, 2020	September 30, 2019
Problem assets	$769.7	$568.5	$222.7
Nonperforming assets	44.5	44.9	56.2
Delinquencies	76.8	48.4	66.6
Net charge-offs	2.2	1.6	1.8
Total credit costs (r)	4.1	99.3	5.0
Problem assets to total Tier 1 capital plus ACL	48.78%	37.30%	16.29%
Classified assets to total Tier 1 capital plus ACL	32.34	25.52	13.79
Ratio of nonperforming assets to total assets	0.32	0.33	0.46
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.21	0.22	0.34
Delinquencies to gross loans	0.82	0.51	0.78
Ratio of quarterly net charge-offs to average gross loans	0.09	0.07	0.09
Ratio of allowance for credit losses to total loans and leases (q)	2.47	2.45	0.56
Ratio of allowance for credit losses to nonaccruing loans	901	887	124

Core Fee Income
Core fee income (noninterest income) was $45.7 million, an increase of $4.7 million, or 12%, compared to 3Q 2019, primarily due to an $8.4 million increase from our mortgage banking business due to improved secondary market conditions and increased volume from refinancings resulting from the lower interest rate environment. In addition, trust services revenue increased $2.6 million year-over-year. Partially offsetting these increases was a $2.9 million decrease in Cash Connect® due to the significant decline in interest rates compared to last year and fully offset by lower funding costs, and a $3.2 million decrease in interchange fees resulting from the Durbin Amendment effective at the beginning of 3Q 2020.
Core fee income increased $5.3 million, or 13%, compared to 2Q 2020, due to a $3.0 million increase from our mortgage banking business, a $2.4 million increase in our trust and wealth businesses and a $1.1 million increase in Cash Connect®. These increases reflect the diversity of our business model and were partially offset by a $1.2 million decline in traditional banking, including a $3.2 million decrease in interchange fees resulting from the Durbin Amendment offset by a $2.0 million increase in non-interchange related core banking fees.

WSFS Bank Center	9
500 Delaware Avenue,
Wilmington, Delaware 19801
For 3Q 2020, core fee income was 28.8% of core net revenue, compared to 25.3% for 3Q 2019, and was diversified among various sources, including traditional banking, mortgage banking, trust and wealth management and cash logistics services (Cash Connect®). The year-over-year percentage increase includes the impact of lower net interest income due to the lower rate environment offset by the adverse impacts of the Durbin Amendment.
Core Noninterest Expenses(4)
Core noninterest expense of $90.8 million for 3Q 2020 increased slightly compared to $90.7 million in 3Q 2019 and $90.6 million in 2Q 2020. The year-over-year change reflects favorable economies of scale from our combination with Beneficial, and integration cost synergies offset by overall franchise growth, higher professional fees, which can be uneven, and higher loan workout and other credit costs resulting from the economic environment driven by the health pandemic.
When compared to 2Q 2020, core noninterest expenses increased $0.2 million primarily due to higher costs within our core banking, Wealth Management and Cash Connect® businesses primarily related to increased volume and were more than offset by higher fee income. Additionally, 2Q 2020 included $2.6 million of higher unfunded commitment reserve expense, which is recorded under loan workout and other credit costs, and a $1.2 million insurance recovery.
Our core efficiency ratio(4) was 57.1% in 3Q 2020, compared to 58.7% in 2Q 2020 and 55.9% in 3Q 2019 and includes the impact of lower net interest income due to the lower rate environment.

Income Taxes
We recorded a $15.1 million income tax provision in 3Q 2020, compared to a benefit of $2.2 million in 2Q 2020 and a provision of $15.9 million in 3Q 2019.
The effective tax rate was 23.0% in 3Q 2020, 22.3% in 2Q 2020, and 22.9% in 3Q 2019.

(4) As used in this press release, core noninterest expense and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude corporate development and restructuring expense and the contribution to the WSFS Community Fund. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release

WSFS Bank Center	10
500 Delaware Avenue,
Wilmington, Delaware 19801
Capital Management
WSFS’ total stockholders’ equity increased $39.8 million, or 2% (not annualized), during 3Q 2020, primarily due to quarterly earnings offset by market-value changes on available-for-sale securities and the dividend on common stock paid during the quarter.
WSFS’ tangible common equity(5) increased $42.5 million, or 3% (not annualized) compared to June 30, 2020 for the reasons described above. WSFS’ common equity to assets ratio was 13.47% at September 30, 2020, and our tangible common equity to tangible assets ratio(5) increased by 13 bps during the quarter to 9.82%.
At September 30, 2020, book value per share was $36.77, an increase of $0.77, or 2%, from June 30, 2020, and tangible common book value per share(5) was $25.73, an increase of $0.84, or 3%, from June 30, 2020.
At September 30, 2020, WSFS Bank’s Tier 1 leverage ratio of 10.31%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 13.24%, and Total Capital ratio of 14.50% were all substantially in excess of the “well-capitalized” regulatory benchmarks.
The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock. This dividend will be paid on November 19, 2020 to stockholders of record as of November 5, 2020.
WSFS also intends to resume share repurchases during 4Q 2020 under the share repurchase authorization of approximately 15% of outstanding shares approved by the Board in 1Q 2020.

(5) As used in this release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	11
500 Delaware Avenue,
Wilmington, Delaware 19801
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $23.1 billion in assets under management (AUM) and assets under administration (AUA) as of September 30, 2020.
Wealth Management reported pre-tax income of $6.0 million in 3Q 2020 compared to $7.6 million in 3Q 2019, and $3.9 million in 2Q 2020. PPNR was $7.4 million in 3Q 2020 compared to $7.7 million in 3Q 2019 and $4.9 million in 2Q 2020. 3Q 2019 included $1.7 million of net interest income from a $2.0 billion noninterest bearing, capital markets-related trust deposit held for 15 days.
Fee-generating businesses performed very well in the quarter, and overall results were negatively impacted by the lower interest rate environment when compared to the prior year. Provision expense was $1.4 million in 3Q 2020, compared to $0.2 million in 3Q 2019 and $0.9 million to 2Q 2020.
Total Wealth Management revenue (net interest income and fee income) was $17.5 million for 3Q 2020, an increase of $0.6 million, or 4% (non-annualized), compared to 3Q 2019. The increase was due to higher advisory fees resulting from improved asset market values as well as strong activity in our trust business.
Asset based revenue was $3.3 million in 3Q 2020 compared to $3.2 million in 3Q 2019, and $3.0 million in 2Q 2020. Net interest income was $3.5 million in 3Q 2020, a decrease of $2.2 million, or 39% compared to 3Q 2019 due to the aforementioned short-term deposit in the prior year and an increase of $0.2 million, or 6% compared to 2Q 2020.
Loan balances were essentially flat for the quarter while deposits grew by $106.5 million, or 15% compared to 2Q 2020. The Private Bank issued $32.6 million of PPP loans in 2Q 2020 to support our client base through the COVID-19 pandemic. Much of those funds remains deposited with the Private Bank.
Total noninterest expense (including intercompany allocations and excluding provision for credit losses) was $10.1 million in 3Q 2020, an increase of $1.0 million, or 11%, compared to 3Q 2019 and an increase of $0.2 million, or 2%, compared to 2Q 2020. The increases were driven by legal expenses related to litigation cases which can be uneven.

WSFS Bank Center	12
500 Delaware Avenue,
Wilmington, Delaware 19801
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services over 32,000 non-bank ATMs and retail safes nationwide supplying or servicing approximately $1.4 billion in cash at September 30, 2020. Cash Connect® also supports 635 ATMs for WSFS Bank Customers, which is one of the largest branded ATM networks in our market.
Cash Connect® reported pre-tax income of $3.1 million for 3Q 2020, which was an increase of $1.3 million, or 74%, compared to 3Q 2019 primarily due to higher cash volumes, a low interest rate environment, and continued growth of higher margin products and services. Net income in 3Q 2020 was $1.1 million higher than 2Q 2020, as cash orders and volumes increased due to a surge in demand as economic activity returned across the country. ROA of 2.46% in 3Q 2020 increased 71 bps from 3Q 2019 and increased 65 bps from 2Q 2020. Normalized for non-recurring items, 3Q 2020 pre-tax income was $2.7 million and ROA was 2.09%.
Net revenue of $10.4 million in 3Q 2020 was down $1.2 million from 3Q 2019, driven by the lower interest rate environment, fully offset by lower cost of funds (including lower third party funding fees in noninterest expense) and higher cash volume. Cash Connect® saw a 4% increase in the number of total units serviced, including a 40% increase in remote cash capture devices and a 7% increase of non-bailment reconciliation services. Compared to 2Q 2020, net revenue increased $1.1 million, or 12% (not annualized), due to increased cash volumes, ATM transactions, and cash ordering activity as COVID-19 economic restrictions eased.
Noninterest expense (including intercompany allocations of expense) was $7.3 million in 3Q 2020, a decrease of $2.5 million compared to 3Q 2019 and flat compared to 2Q 2020. The decrease in expenses compared to 3Q 2019 was driven by lower funding fees, as noted above.
During 3Q 2020, the division continued to increase fee income and margin by maintaining focus on expanding its smart safe and ATM managed services. Cash Connect® drove strong growth in the strategic remote cash capture space with approximately 4,300 devices under service, an increase of 200 units during the quarter. Our remote cash capture pipeline has grown as we add new channel partners, in both the retail and financial institution spaces, which have brought several significant opportunities on a national basis.

WSFS Bank Center	13
500 Delaware Avenue,
Wilmington, Delaware 19801
Third Quarter 2020 Earnings Release Conference Call and Supplemental Materials
Management will conduct a conference call to review 3Q 2020 results at 1:00 p.m. Eastern Time (ET) on Friday, October 23, 2020. Interested parties may listen to this call by dialing 1-877-312-5857 and using Conference ID #2765028. A rebroadcast of the conference call will be available beginning at 4:00 p.m. ET on October 23, 2020 until November 3, 2020 at 4:00 p.m. ET by dialing 1-855-859-2056 and using Conference ID #2765028.
We have provided additional information in the 3Q 2020 Earnings Release Supplement, which is available in the Investor Relations section of WSFS' website (www.wsfsbank.com).
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the greater Philadelphia region. As of September 30, 2020, WSFS Financial Corporation had $13.8 billion in assets on its balance sheet and $23.1 billion in assets under management and administration. WSFS operates from 115 offices, 90 of which are banking offices, located in Pennsylvania (54), Delaware (43), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust Company of Delaware, NewLane Finance, Powdermill Financial Solutions, West Capital Management, WSFS Institutional Services®, WSFS Mortgage, and WSFS Wealth Investments. Serving the greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	14
500 Delaware Avenue,
Wilmington, Delaware 19801
Forward-Looking Statement Disclaimer
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including possible declines in housing markets, an increase in unemployment levels and slowdowns in economic growth, including as a result of the COVID-19 pandemic; possible additional loan losses and impairment of the collectability of loans, particularly as a result of the COVID-19 pandemic and the policies and programs implemented by the Coronavirus Aid, Relief, and Economic Security Act, including its automatic loan forbearance provisions and our PPP lending activities; economic and financial impact of federal, state and local emergency orders and other actions taken in response to the COVID-19 pandemic; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the effect of the transition to the Current Expected Credit Losses (CECL) methodology for allowances and related adjustments), including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; conditions in the financial markets, including the destabilized economic environment caused by the COVID-19 pandemic, that may limit the Company's access to additional funding to meet its liquidity needs; the intention of the United Kingdom's Financial Conduct Authority (FCA) to cease support of London Inter-Bank Offered Rate (LIBOR) and the transition to an alternative reference interest rate, including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts; the success of the Company's growth plans, including its plans to grow the commercial small business leasing portfolio and residential mortgage small business and SBA portfolios; the successful integration of acquisitions; the Company's ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, particularly as a result of the COVID-19 pandemic, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended March 31, 2020, Form 10-Q for the quarter ended June 30, 2020 and other documents filed by the Company with the Securities and Exchange Commission from time to time.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	15
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income:
Interest and fees on loans	$110,195	$112,260	$124,800	$341,657	$340,918
Interest on mortgage-backed securities	11,686	12,549	12,989	37,454	35,684
Interest and dividends on investment securities	1,265	1,009	968	3,200	3,042
Other interest income	224	65	2,505	797	4,098
	123,370	125,883	141,262	383,108	383,742
Interest expense:
Interest on deposits	8,346	9,832	16,851	32,815	43,916
Interest on Federal Home Loan Bank advances	445	625	1,099	1,900	4,495
Interest on senior debt	1,179	1,180	1,179	3,538	3,538
Interest on trust preferred borrowings	347	484	693	1,417	2,136
Interest on other borrowings	5	6	607	484	2,278
	10,322	12,127	20,429	40,154	56,363
Net interest income	113,048	113,756	120,833	342,954	327,379
Provision for credit losses	2,716	94,754	4,121	154,116	23,970
Net interest income after provision for credit losses	110,332	19,002	116,712	188,838	303,409
Noninterest income:
Credit/debit card and ATM income	7,251	9,306	13,115	27,916	38,307
Investment management and fiduciary revenue	13,266	10,929	10,459	35,157	30,988
Deposit service charges	4,772	4,175	6,139	14,594	16,988
Mortgage banking activities, net	11,507	8,494	3,152	23,472	8,090
Loan and lease fee income	1,165	1,097	823	3,381	2,358
Securities gains, net	3,322	1,908	—	5,923	78
Unrealized gain (loss) on equity investment, net	104	(11)	21,344	761	26,175
Realized gain on sale of equity investment, net	—	22,052	—	22,052	—
Bank-owned life insurance income	591	445	277	1,011	877
Other income	7,193	5,980	7,037	20,126	22,478
	49,171	64,375	62,346	154,393	146,339
Noninterest expense:
Salaries, benefits and other compensation	48,772	48,757	48,914	142,875	133,669
Occupancy expense	8,152	8,296	9,085	24,114	24,262
Equipment expense	5,678	5,759	5,564	16,401	14,997
Data processing and operations expense	3,198	3,061	3,861	9,337	10,180
Professional fees	4,611	4,423	3,180	13,634	7,967
Marketing expense	1,451	1,215	1,373	3,617	4,910
FDIC expenses	829	305	(227)	1,080	1,435
Loss on early extinguishment of debt	2,280	—	—	2,280	—
Loan workout and other credit costs	1,422	4,587	846	6,462	2,537
Corporate development expense	428	2,801	10,517	4,570	51,090
Restructuring expense	—	—	8,360	—	14,603
Other operating expenses	16,719	14,231	18,088	51,101	49,351
	93,540	93,435	109,561	275,471	315,001
Income (loss) before taxes	65,963	(10,058)	69,497	67,760	134,747
Income tax provision (benefit)	15,140	(2,247)	15,902	14,181	32,253
Net income (loss)	$50,823	$(7,811)	$53,595	$53,579	$102,494
Less: Net loss attributable to noncontrolling interest	(322)	(700)	(287)	(1,382)	(611)
Net income (loss) attributable to WSFS	$51,145	$(7,111)	$53,882	$54,961	$103,105
Diluted earnings (loss) per share of common stock:	$1.01	$(0.14)	$1.02	$1.08	$2.12
Weighted average shares of common stock outstanding for fully diluted EPS	50,684,493	50,655,154	53,054,368	50,832,085	48,668,460
See “Notes”

WSFS Bank Center	16
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Performance Ratios:
Return on average assets (a)	1.49%	(0.22)%	1.72%	0.57%	1.23%
Return on average equity (a)	11.08	(1.55)	11.60	3.99	8.57
Return on average tangible common equity (a)(o)	16.61	(1.55)	17.51	6.44	12.98
Net interest margin (a)(b)	3.66	3.93	4.38	3.97	4.47
Efficiency ratio (c)	57.57	52.36	59.71	55.29	66.36
Noninterest income as a percentage of total net revenue (b)	30.26	36.07	33.98	30.99	30.83
See “Notes”

WSFS Bank Center	17
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	September 30, 2020	June 30, 2020	September 30, 2019
Assets:
Cash and due from banks	$714,062	$583,221	$257,581
Cash in non-owned ATMs	347,462	360,969	322,571
Investment securities (d)	113,609	127,601	134,961
Other investments	28,329	31,560	92,832
Mortgage-backed securities (d)	2,334,922	2,195,389	1,908,821
Net loans (e)(f)(l)	9,254,785	9,229,741	8,548,140
Bank owned life insurance	31,717	30,391	31,077
Goodwill and intangibles	559,806	562,515	571,850
Other assets	445,416	451,970	404,840
Total assets	$13,830,108	$13,573,357	$12,272,673
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$3,196,967	$3,188,046	$2,268,615
Interest-bearing deposits	7,951,619	7,596,125	7,022,313
Total customer deposits	11,148,586	10,784,171	9,290,928
Brokered deposits	242,759	278,329	242,265
Total deposits	11,391,345	11,062,500	9,533,193
Federal Home Loan Bank advances	16,751	106,395	365,675
Other borrowings	187,543	189,398	189,108
Other liabilities	373,167	393,270	328,240
Total liabilities	11,968,806	11,751,563	10,416,216
Stockholders’ equity of WSFS	1,863,499	1,823,669	1,856,992
Noncontrolling interest	(2,197)	(1,875)	(535)
Total stockholders' equity	1,861,302	1,821,794	1,856,457
Total liabilities and stockholders' equity	$13,830,108	$13,573,357	$12,272,673
Capital Ratios:
Equity to asset ratio	13.47%	13.44%	15.13%
Tangible common equity to tangible asset ratio (o)	9.82	9.69	10.98
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	13.24	12.68	13.01
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	10.31	10.40	11.13
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	13.24	12.68	13.01
Total Risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	14.50	13.93	13.50
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$25,835	$26,175	$38,418
Troubled debt restructuring (accruing)	15,670	14,550	14,125
Assets acquired through foreclosure	3,000	4,153	3,693
Total nonperforming assets	$44,505	$44,878	$56,236
Past due loans (h)	$11,886	$8,601	$13,709
Allowance for credit losses	232,733	232,200	47,671
Ratio of nonperforming assets to total assets	0.32%	0.33%	0.46%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.21	0.22	0.34
Ratio of allowance for credit losses to total loans and leases (q)	2.47	2.45	0.56
Ratio of allowance for credit losses to nonaccruing loans	901	887	124
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.09	0.07	0.09
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.07	0.06	0.27
See “Notes”

WSFS Bank Center	18
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$2,848,655	$30,218	4.22%	$2,841,231	$31,230	4.42%	$2,783,199	$37,492	5.34%
Residential real estate loans	892,634	12,512	5.61	933,854	13,679	5.86	1,069,495	14,580	5.45
Commercial loans (p)	4,472,190	52,753	4.70	4,291,301	53,390	5.01	3,548,597	55,903	6.26
Consumer loans	1,153,168	13,726	4.74	1,124,742	13,065	4.67	1,135,575	16,286	5.69
Loans held for sale	110,768	986	3.54	92,252	896	3.91	50,465	539	4.24
Total loans	9,477,415	110,195	4.63	9,283,380	112,260	4.87	8,587,331	124,800	5.77
Mortgage-backed securities (d)	2,204,573	11,686	2.12	2,048,357	12,549	2.45	1,833,267	12,989	2.83
Investment securities (d)	119,556	1,265	4.86	130,671	1,009	3.82	137,497	968	3.35
Other interest-earning assets	530,178	224	0.17	220,801	65	0.12	423,470	2,505	2.35
Total interest-earning assets	12,331,722	$123,370	3.99%	11,683,209	$125,883	4.34%	10,981,565	$141,262	5.11%
Allowance for credit losses	(233,301)			(156,576)			(46,773)
Cash and due from banks	135,198			108,463			115,506
Cash in non-owned ATMs	370,912			319,154			313,456
Bank owned life insurance	30,956			29,965			30,558
Other noninterest-earning assets	1,012,506			1,036,500			1,024,108
Total assets	$13,647,993			$13,020,715			$12,418,420
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,372,547	$790	0.13%	$2,213,369	$882	0.16%	$2,055,497	$2,490	0.48%
Money market	2,404,202	1,805	0.30	2,262,737	2,311	0.41	1,966,545	5,034	1.02
Savings	1,753,489	621	0.14	1,681,587	877	0.21	1,579,463	2,068	0.52
Customer time deposits	1,234,637	4,402	1.42	1,242,730	4,954	1.60	1,371,744	5,452	1.58
Total interest-bearing customer deposits	7,764,875	7,618	0.39	7,400,423	9,024	0.49	6,973,249	15,044	0.86
Brokered deposits	243,728	728	1.19	286,655	808	1.13	294,485	1,807	2.43
Total interest-bearing deposits	8,008,603	8,346	0.41	7,687,078	9,832	0.51	7,267,734	16,851	0.92
FHLB of Pittsburgh advances	68,442	445	2.59	106,694	625	2.36	187,721	1,099	2.32
Trust preferred borrowings	67,011	347	2.06	67,011	484	2.90	67,011	693	4.10
Senior debt	98,733	1,179	4.78	98,681	1,180	4.78	98,519	1,179	4.79
Other borrowed funds	20,062	5	0.10	25,580	6	0.09	127,850	607	1.88
Total interest-bearing liabilities	8,262,851	$10,322	0.50%	7,985,044	$12,127	0.61%	7,748,835	$20,429	1.05%
Noninterest-bearing demand deposits	3,176,647			2,882,999			2,503,816
Other noninterest-bearing liabilities	374,206			311,697			323,350
Stockholders’ equity of WSFS	1,836,256			1,842,525			1,842,759
Noncontrolling interest	(1,967)			(1,550)			(340)
Total liabilities and equity	$13,647,993			$13,020,715			$12,418,420
Excess of interest-earning assets over interest-bearing liabilities	$4,068,871			$3,698,165			$3,232,730
Net interest and dividend income		$113,048			$113,756			$120,833
Interest rate spread			3.49%			3.73%			4.06%
Net interest margin			3.66%			3.93%			4.38%
See “Notes”

WSFS Bank Center	19
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Nine months ended
Stock Information:	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Market price of common stock:
High	$32.83	$33.32	$46.05	$44.70	$46.05
Low	24.59	21.00	38.79	17.84	37.19
Close	26.97	28.70	44.10	26.97	44.10
Book value per share of common stock	36.77	36.00	35.41
Tangible common book value per share of common stock (o)	25.73	24.89	24.50
Number of shares of common stock outstanding (000s)	50,673	50,660	52,445
Other Financial Data:
One-year repricing gap to total assets (k)	7.58%	6.95%	(3.38)%
Weighted average duration of the MBS portfolio	2.1 years	1.3 years	2.9 years
Unrealized gains on securities available for sale, net of taxes	$68,690	$74,689	$31,512
Number of Associates (FTEs) (m)	1,827	1,862	1,792
Number of offices (branches, LPO’s, operations centers, etc.)	115	115	127
Number of WSFS owned and branded ATMs	635	571	477
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes provision for credit losses, loan workout expenses, OREO expenses and other credit costs.

WSFS Bank Center	20
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net interest income (GAAP)	$113,048	$113,756	$120,833	$342,954	$327,379
Core net interest income (non-GAAP)	$113,048	$113,756	$120,833	$342,954	$327,379
Noninterest income (GAAP)	$49,171	$64,375	$62,346	$154,393	$146,339
Less: Securities gains	3,322	1,908	—	5,923	78
Less/(plus): Unrealized gains (losses) on equity investments, net	104	(11)	21,344	761	26,175
Less: Realized gain on sale of equity investment, net	—	22,052	—	22,052	—
Core fee income (non-GAAP)	$45,745	$40,426	$41,002	$125,657	$120,086
Core net revenue (non-GAAP)	$158,793	$154,182	$161,835	$468,611	$447,465
Core net revenue (non-GAAP)(tax-equivalent)	$159,068	$154,513	$162,135	$469,486	$448,400
Noninterest expense (GAAP)	$93,540	$93,435	$109,561	$275,471	$315,001
Less: Corporate development expense	428	2,801	10,517	4,570	51,090
Less: Restructuring expense	—	—	8,360	—	14,603
Less: Loss on early extinguishment of debt	2,280	—	—	2,280	—
Less: Contribution to WSFS Community Foundation	—	—	—	3,000	—
Core noninterest expense (non-GAAP)	$90,832	$90,634	$90,684	$265,621	$249,308
Core efficiency ratio (c)	57.1%	58.7%	55.9%	56.6%	55.6%

	End of period
	September 30, 2020	June 30, 2020	September 30, 2019
Total assets	$13,830,108	$13,573,357	$12,272,673
Less: Goodwill and other intangible assets	559,806	562,515	571,850
Total tangible assets	$13,270,302	$13,010,842	$11,700,823
Total stockholders’ equity of WSFS	$1,863,499	$1,823,669	$1,856,992
Less: Goodwill and other intangible assets	559,806	562,515	571,850
Total tangible common equity (non-GAAP)	$1,303,693	$1,261,154	$1,285,142

Calculation of tangible common book value per share:
Book value per share (GAAP)	$36.77	$36.00	$35.41
Tangible common book value per share (non-GAAP)	25.73	24.89	24.50
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	13.47%	13.44%	15.13%
Tangible common equity to tangible assets ratio (non-GAAP)	9.82	9.69	10.98

WSFS Bank Center	21
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
GAAP net income (loss) attributable to WSFS	$51,145	$(7,111)	$53,882	$54,961	$103,105
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, loss on early extinguishment of debt, and contribution to WSFS Community Foundation	(718)	(21,148)	(2,467)	(18,886)	39,440
(Plus)/less: Tax impact of pre-tax adjustments	264	4,712	590	2,956	(7,542)
Adjusted net income (loss) (non-GAAP) attributable to WSFS	$50,691	$(23,547)	$52,005	$39,031	$135,003

GAAP return on average assets (ROA)	1.49%	(0.22)%	1.72%	0.57%	1.23%
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, loss on early extinguishment of debt, and contribution to WSFS Community Foundation	(0.02)	(0.65)	(0.08)	(0.19)	0.47
(Plus)/less: Tax impact of pre-tax adjustments	0.01	0.14	0.02	0.02	(0.09)
Core ROA (non-GAAP)	1.48%	(0.73)%	1.66%	0.40%	1.61%

Earnings (loss) per share (GAAP)	$1.01	$(0.14)	$1.02	$1.08	$2.12
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, loss on early extinguishment of debt, and contribution to WSFS Community Foundation	(0.01)	(0.42)	(0.05)	(0.37)	0.81
(Plus)/less: Tax impact of pre-tax adjustments	—	0.10	0.01	0.06	(0.16)
Core earnings (loss) per share (non-GAAP)	$1.00	$(0.46)	$0.98	$0.77	$2.77

Calculation of return on average tangible common equity:
GAAP net income (loss) attributable to WSFS	$51,145	$(7,111)	$53,882	$54,961	$103,105
Plus: Tax effected amortization of intangible assets	2,090	2,198	2,113	6,391	5,252
Net tangible income (loss) (non-GAAP)	$53,235	$(4,913)	$55,995	$61,352	$108,357
Average stockholders’ equity of WSFS	$1,836,256	$1,842,525	$1,842,759	$1,838,087	$1,608,375
Less: average goodwill and intangible assets	561,505	564,622	574,253	564,596	492,474
Net average tangible common equity	$1,274,751	$1,277,903	$1,268,506	$1,273,491	$1,115,901
Return on average tangible common equity (non-GAAP)	16.61%	(1.55)%	17.51%	6.44%	12.98%

Calculation of core return on average tangible common equity:
Adjusted net income (loss) (non-GAAP) attributable to WSFS	$50,691	$(23,547)	$52,005	$39,031	$135,003
Plus: Tax effected amortization of intangible assets	2,090	2,198	2,113	6,391	5,252
Core net tangible income (loss) (non-GAAP)	$52,781	$(21,349)	$54,118	$45,422	$140,255
Net average tangible common equity	$1,274,751	$1,277,903	$1,268,506	$1,273,491	$1,115,901
Core return on average tangible common equity (non-GAAP)	16.47%	(6.72)%	16.93%	4.76%	16.80%

WSFS Bank Center	22
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Calculation of core PPNR:
Net income (loss) (GAAP)	$50,823	$(7,811)	$53,595	$53,579	$102,494
Plus/(less): Income tax provision (benefit)	15,140	(2,247)	15,902	14,181	32,253
Plus: Provision for credit losses	2,716	94,754	4,121	154,116	23,970
PPNR (Non-GAAP)	68,679	84,696	73,618	221,876	158,717
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, loss on early extinguishment of debt, and contribution to WSFS Community Foundation	(718)	(21,148)	(2,467)	(18,886)	39,440
Core PPNR (Non-GAAP)	$67,961	$63,548	$71,151	$202,990	$198,157

Calculation of core PPNR to average assets, less PPP:
PPP income	$6,373	$4,836	$—	$11,209	$—
PPP expense	442	1,814	—	2,256	—
PPP net income	$5,931	$3,022	$—	$8,953	$—

Core PPNR (Non-GAAP), less PPP	$62,030	$60,526	$71,151	$194,037	$198,157
Total average assets	13,647,993	13,020,715	12,418,420	12,945,318	11,225,679
Average assets (PPP)	952,640	727,377	—	561,111	—
Average assets, less PPP	$12,695,353	$12,293,338	$12,418,420	$12,384,207	$11,225,679
Core PPNR to average assets	1.98%	1.96%	2.27%	2.09%	2.36%
Core PPNR to average assets, less PPP	1.94%	1.98%	2.27%	2.09%	2.36%